CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of
   HSBC Investor Funds:

We consent to the incorporation by reference of our report dated December 19, 2008 relating to the October 31, 2008 financial statements and financial highlights of the HSBC Investor Core Plus Fixed Income Fund, HSBC Investor Core Plus Fixed Income Fund (Advisor), HSBC Investor Intermediate Duration Fixed Income Fund and HSBC Investor New York Tax-Free Bond Fund, included in this Registration Statement on Form N-14 under the Securities Act of 1933. We also consent to the reference to our firm under the caption "Financial Highlights of the Target Funds".



/s/ KPMG LLP

Columbus, Ohio
June 15, 2009